Exhibit 99.1

GALAXY GAMING, INC.

6480 Cameron Street Suite 305

Las Vegas, Nevada 89118

(702) 939-3254

www.galaxygaming.com

Galaxy Gaming Completes Cancellation of All Outstanding Warrants

Transaction retires 778,320 warrants representing approximately 3% of fully diluted shares

LAS VEGAS, August 17, 2026—Galaxy Gaming, Inc.® (OTCQB: GLXZ) (“Galaxy” or the “Company”), a leading developer and distributor of casino table games, bonusing systems, and technology solutions, today announced that it has eliminated all outstanding warrants through the cancellation of 778,320 common stock purchase warrants held by affiliated entities of former lender Fortress Credit Corp. The cancellation eliminates approximately 3% of the Company’s fully diluted share count.

The warrants, which carried an exercise price of $0.01 per share, were issued in connection with the Company’s prior term loan facility. That facility was repaid in full and terminated in January 2025, when Galaxy refinanced the debt through its current credit agreement with Bank of Montreal. The warrants remained outstanding following the refinancing with Bank of Montreal.

Galaxy paid approximately $1.2 million in cash to cancel the warrants in their entirety, funded from cash on hand. Following the transaction, the Company has no warrants outstanding.

The cancellation eliminates 778,320 shares that would have been issuable upon exercise of the warrants. The transaction was applied against the $4.0 million share repurchase authorization adopted by the Company’s Board of Directors on July 22, 2026. Together with the Company’s privately negotiated repurchase of 330,758 shares completed on July 31, 2026, approximately $2.3 million remains available under the program.

“These warrants were the last remaining overhang from our prior capital structure, and we retired all of them in a single transaction at an attractive price,” said Matt Reback, President and Chief Executive Officer of Galaxy Gaming. “The objective of our repurchase program is to reduce share count on the best terms available, and this transaction accomplished that more efficiently than comparable open market purchases. By eliminating these warrants, we have simplified our capital structure, removed potential dilution, and increased the effectiveness of future share repurchases. These actions benefit every shareholder and reflect the same conviction that led our Board to authorize the program last month. Galaxy continues to generate strong free cash flow, and we remain disciplined about how we deploy it — investing first in our products and the people who build them, then in selective acquisitions that align with our overall strategy, in turn strengthening the balance sheet, when transactions like this are available on attractive terms.”

Additional information regarding the transaction is contained in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Cautionary Note Regarding Forward-Looking Statements

Some of the information contained in this press release includes forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “might,” “expect,” “intend,” “target,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only predictions. We have based these forward-looking statements on our current expectations, assumptions and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results and future events to differ significantly from those expressed in any forward-looking statement.

These risks and uncertainties include, but are not limited to, changes in the trading price of our common stock that may impact share repurchases; our available cash and liquidity; the effects of the termination of the merger with Evolution Malta Holding Limited on our business and on the market price of our common stock; the ability of the Company to enter and maintain strategic alliances, product placements or installations in land based casinos or grow its iGaming business, garner new market share, secure licenses in new jurisdictions or maintain existing licenses, successfully develop or acquire and sell proprietary products, comply with regulations, including changes in gaming related and non-gaming related statutes and regulations that affect the revenues of our customers in land-based casino and, online casino markets, have its games approved by relevant jurisdictions, unfavorable economic conditions in the US and worldwide, our level of indebtedness, restrictions and covenants in our loan agreement, dependence on major customers, protection of intellectual property and our ability to license the intellectual property rights of third parties, failure to maintain the integrity of our information technology systems, including without limitation, cyber-attacks or other failures in our telecommunications or information technology systems, or those of our collaborators, third-party logistics providers, distributors or other contractors or consultants, could result in information theft, data corruption and significant disruption of our business, and other factors. Additional information concerning these and other risk factors can be found in the Company’s filings with the Securities and Exchange Commission, including in the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Definitive Proxy Statement.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative games, bonusing systems, and technology solutions to physical and online casinos worldwide. Galaxy Gaming offers games proven to perform developed by gaming experts and backed by the highest level of customer support. Galaxy Gaming Digital is the world’s leading licensor of proprietary table games to the online gaming industry. Galaxy Gaming has over 140 licenses worldwide, including licenses in 28 U.S. states and more than 30 countries around the world.

Relations Contacts:

Investor Relations:

Steve Kopjo (702) 727-8886

Media:

Phylicia Middleton (702) 938-1753